EXHIBIT 99.1

FOR IMMEDIATE RELEASE: June 14, 2018

Aspen Group, Inc. Delivers a Record 1,273 New Student Enrollments in Q4 FY’18

NEW YORK, NY – June 14, 2018 - Aspen Group, Inc. (Nasdaq: ASPU), a postsecondary education company, today announced a company record of 1,273 total new student enrollments for the fiscal 2018 fourth quarter. Aspen University accounted for 1,096 new student enrollments (includes 116 Doctoral enrollments), while United States University (“USU”) accounted for 177 new student enrollments (primarily Family Nurse Practitioner (“FNP”) enrollments).

Note that starting in March, 2018, Aspen University no longer admits students without official transcripts (formerly called conditional acceptances).  This change was made for operational efficiency reasons, as the starts and revenues earned from conditional acceptance enrollments did not warrant the conditional acceptance policy to be continued. Below is a table reflecting historical enrollments (includes unconditional and conditional acceptance enrollments) against the new methodology of unconditional acceptance enrollments only.

	HISTORICAL ENROLLMENTS:				NEW ENROLLMENT METHODOLOGY:
	(Unconditional + Conditional Accepts)				(Unconditional Accepts only)
	Q1’18	Q2’18	Q3’18	Q4’18	Q1’18	Q2’18	Q3’18	Q4’18
Aspen (Nursing + Other)	1,025	1,255	1,164	N/A	862	1,044	972	980
Aspen (Doctoral)								116
USU (FNP + Other)								177
Total					862	1,044	972	1,273

Aspen University’s total active student body grew 39% year-over-year from 4,681 to 6,500. Aspen’s School of Nursing grew 43% year-over-year, from 3,363 to 4,807 active students. Aspen’s RN to BSN program accounted for the majority of the growth, from 2,104 to 3,158 active students, an increase of 1,054 active students, or 50% year-over-year. Aspen University students paying tuition and fees through a monthly payment method grew by 48% year-over-year, from 3,060 to 4,532. Those 4,532 students paying through a monthly payment method represent 70% of Aspen University’s total active student body.

USU’s active degree-seeking student body grew sequentially from 446 to 557 students or a sequential increase of 25%. USU students paying tuition and fees through a monthly payment method grew from 204 to 293 students sequentially. Those 293 students paying through a monthly payment method represent 53% of USU’s total active student body.

“The company now has over 4,800 students paying through a monthly payment method which currently delivers monthly recurring tuition cash payments exceeding $1.2 million, while on the other end of the spectrum we’re proud to announce that our Title IV federal financial aid revenue percentage for Aspen University dropped below 20% when compared to total Aspen University revenue for the fiscal year ended April 30, 2018” said Chairman & CEO, Michael Mathews.

Note: The company will be reporting its marketing efficiency ratio projections at its fourth quarter earnings call on July 12th.  Results at that time will be reported for all three business segments; 1) Aspen Nursing + Other, 2) Aspen Doctoral, and 3) USU FNP + Other.

About Aspen Group, Inc.:

Aspen Group, Inc. is a publicly held, for-profit post-secondary education company headquartered in New York, NY.  It owns two accredited universities, Aspen University and United States University. Aspen Group’s vision is to make college affordable again in America.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159